Exhibit 99.1

[MedCath Logo]

MEDCATH CONTACTS:

David Crane	James Harris
President/CEO	Chief Financial Officer
(704) 708-6600	(704) 708-6600

MedCath’s 2003 Fiscal Results Expected to be Below Earlier Guidance

     Charlotte, N.C. (April 2, 2003) – MedCath Corporation (NASDAQ: MDTH), a national provider of cardiovascular care, announced today that because of difficult operating environments in three of its markets and higher supply cost related to an increase in the utilization of cardiac defibrillators, the company’s 2003 fiscal results will come in lower than earlier-issued guidance.

     MedCath had anticipated that fiscal 2003 revenue would range between $545 million and $555 million and net income would be between $7.4 million and $7.7 million. Management had earlier anticipated earnings per share of between $.41 and $.42.

     MedCath will issue its second quarter earnings on Thursday, May 8, 2003, and will host a conference call to discuss the results. During the conference call on May 8, MedCath also will provide an update on its operating conditions, as well as provide investors with revised guidance for the remainder of 2003.

     Factors negatively impacting operating results include:

•	Lower than anticipated inpatient volume derived from Bakersfield Heart Hospital’s chest pain clinic during January and February 2003. As a result, the admissions, net revenues and earnings from Bakersfield are lower than originally anticipated. In February 2003, Bakersfield Heart Hospital resumed operations of its full-service emergency room, which it had closed in June 2002 after operating since the hospital’s opening in October 1999. Since reopening the emergency room, Bakersfield Heart Hospital’s volumes have steadily increased.

•	A change in payor mix to lower reimbursement payors at its Arkansas Heart Hospital, which management attributes to the difficult economic environment in the market area served by that hospital. This increase has resulted in a higher level of indigent or uncompensated care. Also, Arkansas Heart Hospital is experiencing lower reimbursement rates than originally anticipated due to a drop in Medicare outlier revenue as a result of the increase in the base outlier threshold amount as well as a reduction in rates in a managed care contract,

•	Lower than anticipated volume and revenue at its Tucson Heart Hospital, and

•	Increased utilization of cardiac defibrillators in many of its hospitals. Cardiac defibrillators are one of the most expensive devices, relative to the procedure reimbursement, used in the treatment of cardiovascular disease.

     In addition, MedCath is currently assessing its goodwill for potential impairment. Any impairment charge arising under the accounting rules will represent a non-cash reduction in the carrying value of the goodwill. MedCath’s goodwill was primarily created when the company was acquired in 1998 and when the company acquired additional ownership in several of its hospitals from the minority owners in July 2001. The process of determining whether an impairment charge may be necessary and quantifying the amount of the impairment charge is underway and is expected to be completed over the next several weeks.

     “Although we are disappointed with the current operating results, we continue to believe in the long term outlook for our business.” said David Crane, MedCath’s president and chief executive officer. “Our development activities remain on schedule, we continue to maintain our position as the first or second leading provider of cardiovascular care in each of our markets and our hospitals continue to demonstrate the ability to deliver superior quality outcomes to the patients we serve.”

     MedCath Corporation, headquartered in Charlotte, N.C., develops, owns and operates hospitals in partnership with cardiologists, cardiovascular surgeons and other physicians. While each of its hospitals is licensed as a general acute care hospital, MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. Together with its physician partners who own equity interests in them, MedCath owns and operates 10 hospitals with a total of 630 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota and Texas. Also under development are hospitals located in San Antonio, Texas; Milwaukee, Wisconsin; and Lafayette, Louisiana. In addition to its hospitals, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in seven states and through mobile cardiac catheterization laboratories. MedCath also provides consulting and management services tailored to cardiologists and cardiovascular surgeons.

# # #